Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(3)
Dated December 9, 2004	Registration No. 333-111547
(To Prospectus Dated June 9, 2004)

$100,000,000

1 3/8% Convertible Senior Notes due November 15, 2023 and
4,242,465 Shares of Common Stock Issuable Upon Conversion of the Notes

     This prospectus supplement supplements the information contained in our prospectus dated June 9, 2004 relating to the potential resale from time to time of our 1 3/8% Convertible Senior Notes due November 15, 2023 and the resale of shares of our common stock issuable upon conversion of the notes. The notes and shares of our common stock issuable upon conversion of the notes that are offered for resale pursuant to this prospectus supplement and the prospectus dated June 9, 2004 are offered for the accounts of their current holders, which we refer to as the “selling security holders.”

     You should read this prospectus supplement together with the prospectus dated June 9, 2004, which is to be delivered with this prospectus supplement and the document incorporated by reference in that prospectus.

     The following table sets forth update information, as of December 9, 2004, regarding the principal amount of notes beneficially owned by the selling security holder listed below and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time and supplements and amends the table appearing under “Selling Security Holders” beginning on page 36 of the prospectus. To the extent that a selling security holder is listed both in the table below and in the table appearing in the prospectus, the information set forth below regarding that selling security holder supersedes the information in the prospectus. We have prepared this table based on information given to us by the selling security holder listed below prior to the date hereof.

     The percentage of notes outstanding beneficially owned by the selling security holder is based on $100,000,000 aggregate principal amount of notes outstanding. The number of shares of common stock shown in the table below assumes conversion of the full amount of notes held by such holder at the initial conversion rate of 42.4247 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of Notes—Conversion of the Notes” in the prospectus. Accordingly, the number of shares of common stock beneficially owned by a selling security holder may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

	Principal Amount of Notes		Number of Shares of Common Stock
			Common Stock		Common Stock
	Beneficially Owned		Beneficially Owned		Beneficially Owned
	and Offered	Percentage of Notes	Prior to Conversion	Common Stock	Following the
Selling Security Holder (1)	Hereby(1)	Outstanding	(1)(2)	Offered Hereby	Offering (3)
DKR SoundShore Opportunity Holding Fund Ltd. (4)	4,000,000	4.00	169,699	169,699	0

(1)	Information concerning the selling security holders may change from time to time. Any such changed information will be set forth in amendments to the registration statement of which this prospectus forms a part or supplements to this prospectus, if and when required.

(2)	Assumes conversion at the initial conversion rate of 42.4247 shares per $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under “Description of Notes — Conversion of the Notes.” Accordingly, the number of shares of common stock beneficially owned by a selling security holder may increase or decrease from time to time. Under the terms of the indenture, fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(3)	Assumes sale, transfer or other disposition of all common stock issuable upon conversion of the notes.

(4)	DKR Capital Partners L.P. (“DKR LP”) is a registered investment advisor with the SEC and as such, is the investment manager to DKR SoundShore Opportunity Holding Fund Ltd. (the “Fund”). DKR LP has retained certain portfolio managers to act as the portfolio manager to the Fund managed by DKR LP. As such, DKR LP and certain portfolio managers have shared dispositive and voting power over the securities. For shares included in this prospectus, Tom Kirvaitis has trading authority over the Fund.

Investing in the notes and the common stock issuable upon conversion of the notes involves risks. See “Risk Factors” beginning on page 6 of the prospectus and the documents that are incorporated by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful of complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 9, 2004.